SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE

SECURITIES EXCHANGE ACT OF 1934

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American General Series Portfolio Company 3

(Name of Registrant as Specified in Its Charter)

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North American Funds Variable Product Series II

(previously known as American General Series Portfolio Company 3)

North American International Growth Fund

(previously known as American General International Growth Fund)

October 4, 2000

Dear Participant:

Thank you for choosing to invest with us. We want you to know about a recent portfolio sub-advisor (manager) change for North American Funds Variable Product Series II North American International Growth Fund (the "Fund"). (Prior to October 1, 2000, the series was known as American General Series Portfolio Company 3 or AGSPC 3, and the Fund was known as American General International Growth Fund.) We are sending this information statement to you because our records show the Fund as one of your annuity investment options as of July 31, 2000.

The Fund was sub-advised by Jacobs Asset Management, L.P. ("JAM") from September 1, 1998 until July 24, 2000. JAM's assets and business were merged into Thompson, Siegel & Walmsley, Inc. ("TS&W"), effective July 24. Both JAM and TS&W are owned by United Asset Management Corporation. Therefore, on July 18, 2000, the Board of Trustees of AGSPC 3 approved the recommendation of The Variable Annuity Life Insurance Company, the investment advisor to the Fund, to appoint TS&W as the new sub-advisor to the Fund effective July 24. The Board of Trustees also approved a sub-advisory contract with TS&W.

Please feel free to call us at 1-800-44-VALIC should you have any questions on the enclosed information statement. We thank you for your continued support of the Fund.

Sincerely,

/s/ Alice T. Kane

Alice T. Kane

Chairman and President

North American Funds Variable Product Series II

Information Statement

North American Funds Variable Product Series II

North American International Growth Fund

2929 Allen Parkway

Houston, Texas 77019

Introduction

This information statement relates to the sub-advisor (portfolio manager) for the North American International Growth Fund (the "Fund"). The sub-advisor from September 1, 1998 through July 24, 2000 was Jacobs Asset Management, L.P. ("JAM"). The president of JAM, Daniel Jacobs, decided to retire. Therefore, effective July 24, 2000, JAM's parent company, United Asset Management Corporation ("UAM"), merged the assets and business of JAM into another of its subsidiaries, Thompson, Siegel & Walmsley, Inc. ("TS&W"), based in Richmond, Virginia.

The sub-advisory change was approved by the AGSPC 3 Board of Trustees (the "Board") on July 18, 2000. The Board also approved an Investment Sub-Advisory Agreement (the "TS&W Sub-Advisory Agreement") for the Fund. The TS&W Sub-Advisory Agreement is between The Variable Annuity Life Insurance Company ("VALIC"), the Fund's advisor, and TS&W, the new sub-advisor. The TS&W Sub-Advisory Agreement is the same in all respects to the JAM Sub-Advisory Agreement (the "JAM Sub-Advisory Agreement"), dated August 26, 1998, in effect between VALIC and JAM, except that the new contract is between VALIC and TS&W.

The Fund has received an exemptive order from the Securities and Exchange Commission ("SEC") which allows VALIC, subject to certain conditions, to select new sub-advisors or replace existing sub-advisors without first obtaining shareholder approval of the change. The Board, including a majority of those trustees who are not parties to a Sub-Advisory Agreement or interested persons of any such party ("Independent Trustees"), as defined by the Investment Company Act of 1940, as amended, (the "1940 Act"), must first approve each Sub-Advisory Agreement. This allows VALIC to act more quickly to change sub-advisors when it determines that a change is beneficial to shareholders. Within 90 days of the change, the Fund will provide information to shareholders about the new sub-advisor and its agreement. This information statement is being provided to you to satisfy this requirement. This statement is being mailed on or about October 4, 2000 to all participants in annuity contracts who chose the Fund as an investment option prior to July 31, 2000 (the "Record Date").

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Advisor and its Responsibilities

VALIC is an investment advisor registered with the SEC. It is engaged in the business of rendering administrative, management and investment advisory services to investment companies. The Fund has contracted with VALIC to furnish these services to the Fund, subject to the direction of the Board. VALIC receives an advisory fee from the Fund for these services. Accordingly, VALIC provides ongoing management supervision, policy direction, and administrative and legal services to the Fund. Administrative and legal services include managing the day-to-day operations of the Fund, including the calculation of the daily net asset value, reconciliation of fund assets, and other fund accounting services, as well as the preparation of registration statements, prospectuses, reports to shareholders and participants, proxy solicitation materials, and fund compliance services and recordkeeping.

At its own expense, VALIC may designate a Sub-Advisor to manage the investments of the Fund. Under the sub-advisory agreement, the Sub-Advisor provides a continuous investment program for the Fund, pursuant to the direction of VALIC. The Sub-Advisor evaluates pertinent economic, statistical, financial, and other data, in order to determine the optimal portfolio holdings to meet the Fund objectives and performance benchmark. VALIC pays a sub-advisory fee, based on average daily net assets, consisting of a monthly fee computed at the annual rate of 0.65% for the first $100 million in average daily net assets, and 0.55% for the average daily net assets over $100 million. For the fiscal year ended August 31, 1999, VALIC paid JAM 0.65% of the average daily net assets, or $36,946.20. As noted above, the sub-advisory fees are the same under both the JAM and the TS&W sub-advisory contracts.

As the Advisor to the Fund, VALIC monitors each Sub-Advisor and compares Fund performance with relevant market indices and peer groups. VALIC regularly provides written reports to the Board describing the results of its evaluation and monitoring functions. VALIC also watches for corporate actions, such as Daniel Jacobs' retirement, that could affect the Fund. Because of the JAM merger into TS&W, VALIC recommended that the Board appoint TS&W as the new Sub-Advisor to the Fund. TS&W supplied its information about the sub-advisory team and its investment philosophy to the Board for review, along with other important documentation.

Upon completion of the review process, the Board, including a majority of the Independent Trustees, voted unanimously to appoint TS&W as the new Sub-Advisor to the Fund effective on or about July 24, 2000; and to approve the TS&W Sub-Advisory Agreement. The Board considered the fact that JAM's assets and business were moved over to TS&W by their parent corporation. The individuals currently involved in running the Fund's portfolio also moved to TS&W, ensuring consistency in management and administration. Further, the Board considered the fees to be paid to TS&W and determined that the fees are fair and in the interest of the Fund and its shareholders and participants.

The Sub-Advisory Agreements

As noted above, the JAM and TS&W Sub-Advisory Agreements are the same. Both Sub-Advisory Agreements provide that the Sub-Advisor shall not be subject to liability to VALIC, the Fund, or to any shareholder of the Fund for any act or omission in rendering services under the Sub-Advisory Agreement, or for any losses sustained in the purchase, holding, or sale of any portfolio security, as long as there has been no willful misfeasance, bad faith, gross negligence, or reckless disregard of the Sub-Advisor's obligations or duties. Each Sub-Advisory Agreement provides for automatic termination unless at least annually, its continuance is approved by (i) the Board or the affirmative vote of the holders of a majority of the outstanding shares of the Fund, and (ii) the Independent Trustees. Each Sub-Advisory Agreement terminates automatically upon its assignment and is terminable at any time, without penalty, by the Board, VALIC, or the holders of a majority of the outstanding shares of the Fund, upon 60 days' written notice. If you would like a copy of the TS&W Sub-Advisory Agreement, please write to Nori L. Gabert, Esq., Vice President and Secretary of North American Funds Variable Product Series II, American General, 2929 Allen Parkway, Houston, Texas 77019.

Effective and Termination Dates

The JAM Sub-Advisory Agreement was executed on August 26, 1998, pursuant to initial shareholder approval. The JAM Sub-Advisory Agreement had an initial two-year term, subject to annual review thereafter. The TS&W Sub-Advisory Agreement was unanimously approved by the Board, including a majority of the Independent Trustees, on July 18, 2000. The effective date was on or about July 24, 2000, and the Agreement will be reviewed again in 2001.

Information about TS&W

TS&W is a wholly owned subsidiary of UAM, a Delaware corporation, located at One International Place, Boston, Massachusetts 02210. UAM is one of the largest independent investment management organizations in the world, and provides a broad range of investment management services to institutions, mutual funds and high-net-worth investors. These services are offered through a diverse group of operating firms that managed over $188 billion on May 31, 2000 for clients throughout the United States, Canada and abroad. UAM is being acquired by Old Mutual plc, a UK-based financial services group, in a transaction that should be completed during the fourth quarter, 2000.

TS&W specializes in the management of large-cap value equities, international equities, and fixed-income assets. As of June 19, 2000, TS&W had approximately $4.8 billion in assets under management. TS&W is the investment advisor for several UAM Funds: the TS&W Equity Portfolio, the TS&W Fixed Income Portfolio, the TS&W International Equity Portfolio, and the TS&W International Octagon Portfolio. The TS&W International Equity Portfolio and the TS&W International Octagon Portfolio have investment objectives similar to the Fund's investment objective. The fund assets and the annual fees paid to TS&W for these funds are set forth below.
Fund Name	Assets	Fees Paid
UAM TS&W International Equity Portfolio	$127.5 million As of July 31, 2000	1.00% of the average daily net assets
UAM TS&W International Octagon Portfolio	$34.3 million As of July 31, 2000	1.00% of the average daily net assets

The name and principal occupations of the principal executive officer and each director or general partner of TS&W as of June 19, 2000, are shown below. The principal business address of each individual is 5000 Monument Avenue, Richmond, Virginia 23230. No officer or Trustee of the Fund is an officer or employee of TS&W or has any material direct or indirect interest in TS&W or any other person controlling, controlled by or under common control with TS&W.
Name	Position	Principal Occupation with TS&W
John T. Siegel	Principal Executive Officer and Director	Managing Director and President
Matthew G. Thompson	Officer & Director	Managing Director and Senior Vice President
Sylvester P. Walmsley IV	Director	Director
Horace P. Whitworth	Officer & Director	Secretary and Senior Vice President

Brokerage Selection Practices

TS&W has provided information about its brokerage selection practices, including soft dollars and directed brokerage. These are important practices to evaluate when deciding to hire or continue a contract with an advisor. This review also permits VALIC to evaluate any conflicts of interest inherent in the advisor's policies and practices. The Sub-Advisory Agreement gives TS&W broad latitude in selecting securities for the Fund, subject to VALIC's oversight. The Agreement also allows TS&W to place trades through brokers of its choosing and to take into consideration the quality of the brokers' services and execution, as well as services such as research and providing equipment or paying Fund expenses, in setting the amount of commissions paid to a broker. The use of research and expense reimbursements in determining and paying commissions is referred to as "soft dollar" practices. The term "soft dollars" is often used to describe that part of the basic trade commission which exceeds the lowest rate available from other broker-dealers. TS&W's soft dollar practices are disclosed in its Form ADV, a filing TS&W must make with the SEC at least annually to renew registration as an investment advisor. TS&W has stated that its overriding objective is to obtain best price and execution; however, TS&W will effect transactions at commission rates that are in excess of the minimum available commission rates when it deems this to be appropriate. Directed brokerage: A directed brokerage agreement is another form of a soft dollar arrangement, and includes those arrangements under which products or services (other than execution of securities transactions), expense reimbursements, or commissions are recaptured for a client from or through a broker-dealer, in exchange for directing the client's brokerage transactions to that broker-dealer. Directed brokerage transactions are done at a client's request. The Fund does not intend to participate in directed brokerage arrangements.

Additional Information

Ownership of Shares and Voting Information

As of July 31, 2000, all shares of the Fund are owned by VALIC Separate Account A. The shares of the Fund are currently sold through individual and employer plan annuity contracts offered by VALIC.

Annual Shareholder Meetings

The Fund is not required to hold annual shareholder or participant meetings. Shareholders and participants who would like to submit proposals for consideration at future shareholder meetings should send written proposals to Nori L. Gabert, Esq., Vice President and Secretary of North American Funds Variable Product Series II, American General, 2929 Allen Parkway, Houston, Texas 77019.

Shareholder Reports

Copies of the most recent Annual and Semi-Annual Reports are available without charge. To obtain a copy, call 1-800-44-VALIC, or write to VALIC at 2929 Allen Parkway, Houston, Texas 77019.
Investment Advisor	Principal Underwriter and Distributor
The Variable Annuity Life Insurance Company	American General Distributors, Inc.
2929 Allen Parkway	2929 Allen Parkway
Houston, Texas 77019	Houston, Texas 77019